§ 7.1 Proxy Voting

I.	Policy and Purpose

Client’s Best Interest. LFI’s policy is to vote proxies for which it has discretionary authority in the best interests of its Clients.

Long Term Economic Value. LFI makes proxy voting decisions in the manner it believes will most likely protect and promote the long-term economic value of Client accounts. Absent unusual circumstances or specific instructions, LFI votes proxies on a particular matter with this fundamental premise on behalf of all Clients, regardless of the Client’s individual investment style or strategies. In exercising voting authority with respect to Client securities, LFI will comply with Rule 206(4)-6 under the Advisers Act.

II.	Guidelines and General Procedures

A.	Direct Investments

LFI may invest directly in equity and fixed income securities for Clients. LFI will cast votes for proxies in accordance with the Client’s proxy voting instructions on a pass through basis, or if not available, in accordance with LFI’s determination of the best interests of the Client.

B.	Lincoln Funds

LFI offers the Lincoln Funds through variable contracts and retail funds that are either directly managed by Funds Management or sub-advised by unaffiliated third-party sub-advisers.

Directly Managed Investments. The Board of Trustees delegates responsibility for voting proxies to LFI, subject to the Board of Trustee’s continued oversight. LFI ensures that proxies are voted according to the Funds’ policies and procedures adopted in conformance with Rule 206(4)-6.

Sub-Advised Investments. Where a Fund has retained the services of a sub-adviser to provide day-to-day portfolio management for the Fund, LFI may delegate proxy voting authority, relating to portfolio securities that the sub-adviser manages, to the sub-adviser, subject to LFI’s and the Board of Trustee’s continued oversight.

a.	Before a sub-adviser is retained, Compliance will review the proposed sub-adviser’s proxy voting procedures and confirm that the sub-adviser will vote the proxies in the best interests of the shareholders.
b.	A sub-advised fund of funds will generally vote according to the requirements of funds of funds set out below.
c.	Each quarter, Compliance surveys each sub-adviser via a compliance questionnaire, and reviews any reported changes or exceptions to their compliance policies and procedures, including proxy voting. Compliance reviews these reported changes or exceptions and, if material, summarizes them and reports such events to the Board.
d.	During contract renewal of sub-advisory agreements, LFI reviews the sub-adviser's responses to the Section 15(c) information request, which includes pertinent questions relating to the sub-adviser's proxy voting policies and procedures.

C.	Funds of Funds

Structure. LFI offers certain fund of funds. A fund of funds invests substantially all of its assets in shares Underlying Funds. Some fund of funds may also invest directly in equity and fixed income securities. A fund of funds’ investment portfolio may be managed by LFI or by a sub-adviser.

Mirror Voting. To the extent that an Underlying Fund, whose shares are held by a fund of funds, solicits a shareholder vote on any matter, LFI or the sub-adviser shall vote such shares of the Underlying Fund in the same proportion as the vote of all other holders of shares of such Underlying Fund. This type of voting structure is commonly referred to as “mirror voting.”

Direct Investments. To the extent that the fund of funds invests directly in securities other than mutual funds, LFI shall follow the procedures in “Direct Investments” section above.

D.	Master-Feeder Funds

Structure. The Funds include certain feeder funds. In a master-feeder structure, a feeder fund does not buy investment securities directly. Instead, it invests in a master fund which in turn purchases investment securities. Each feeder fund has the same investment objective and strategies as its master fund.

Echo Voting. If a master fund in a master-feeder structure calls a shareholder meeting and solicits proxies, the feeder fund (that owns shares of the master fund) shall seek voting instructions from the feeder fund’s shareholders and will vote proxies as directed. Proxies for which no instructions are received shall be voted in accordance with mirror voting in the same proportion as the proxies for which instructions were timely received from the feeder fund’s shareholders.

Master Fund Holdings. Proxies for the portfolio securities owned by the master fund will be voted pursuant to the master fund’s own proxy voting policies and procedures.

E.	Material Conflicts

Ad Hoc Committee. In the event that LFI identifies a potential material conflict of interest between (i) a Client and (ii) itself or any Affiliate, LFI will advise the appropriate CCO of the potential conflict. The CCO then will convene an ad hoc committee which will include, without limitation, the CCO, Legal Counsel and the president of LFI. The ad hoc committee will determine if an actual conflict exists, and if so, how it will vote the proxy in accordance with the Client’s best interests.

Funds. If the conflict relates to a Lincoln Fund, the CCO shall report to the Fund’s Board of Trustees, at its next regularly scheduled meeting, the nature of the conflict, how the proxy vote was cast, and the rationale for the vote.

III.	Exceptions

Not applicable.

IV.	Administration of Procedures

Form ADV. LFI shall disclose information regarding its proxy voting policies and procedures as required in Form ADV, Part 2A. Among other things, LFI will disclose how Clients may obtain information about how LFI voted proxies and how Clients may obtain a copy of LFI’s proxy voting policies and procedures. Compliance, with assistance from the Legal Team, shall prepare the appropriate language for the Form ADV.

Sub-Adviser Policies. Before a sub-adviser is retained, Compliance will review the proposed sub-adviser’s proxy voting procedures and confirm that the procedures generally provide that the sub-adviser will vote the proxies in the best interests of the Clients.

Sub-Adviser Monitoring. Each quarter, Compliance surveys each sub-adviser via a compliance questionnaire for changes to their compliance policies and procedures, including proxy voting and any exceptions. If any changes or exceptions are reported, they will be reviewed and, if material, summarized for reporting purposes. Also, if there are issues with proxies not being voted by a sub-adviser, Compliance will contact the Client and try to facilitate the resolution of any outstanding issues.

During contract renewal of sub-advisory agreements, LFI reviews the sub-adviser’s responses to the Section 15(c) information request, which includes pertinent questions relating to the sub-adviser’s proxy voting policies and procedures.

Fund Disclosures. For disclosure requirements applicable to the Lincoln Funds, see LVIP § 7.2 Proxy Voting Policy.

V.	Reporting

If a conflict relates to a Lincoln Fund, Compliance will report to the Fund’s Board of Trustees at its next regularly scheduled meeting all proxy voting matters presenting material conflicts of interest.

VI.	Recordkeeping

LFI shall retain the following documents for not less than seven (7) years from the end of the year in which the proxies were voted, the first two (2) years at an on-site location:

a.	Proxy Voting Policies and Procedures;

b.	Proxy voting records (this requirement may be satisfied by a third party who has agreed in writing to do so);

c.	A copy of any document that LFI, or an ad hoc committee convened for purposes of voting proxies, creates that was material in making its voting decision, or that memorializes the basis for such decision; and

d.	A copy of each written request from a Client, and any response to the Client, for information on how LFI voted the Client’s proxies.

Policy Revision Control
Revision Number	1.1
Effective Date	September 30, 2015
Revised	October 2, 2023

§ 7.2 Proxy Voting Procedures

I.	Policy and Purpose

Shareholder’s Best Interest. The Funds’ policy is to vote proxies for which it has discretionary authority in the best interests of its shareholders.

Long Term Economic Value. LFI makes proxy voting decisions in the manner it believes will most likely protect and promote the long-term economic value of the Funds’ shareholders. Absent unusual circumstances or specific instructions, LFI votes proxies on a particular matter with this fundamental premise on behalf of all of its clients, including the Funds, regardless of the client’s individual investment style or strategies. In exercising voting authority with respect to client securities, LFI will comply with Rule 206(4)-6 under the Advisers Act.

II.	Guidelines and General Procedures

The Funds’ Board of Trustees delegates responsibility for voting proxies to LFI, subject to the Board’s continued oversight. LFI ensures that proxies are voted according to the Funds’ proxy voting policies and procedures adopted in conformance with Rule 206(4)-6.

A.	Sub-Advised Funds

Where a Fund has retained the services of a Sub-Adviser to provide day-to-day portfolio management for the Fund, LFI may delegate proxy voting authority relating to portfolio securities that the Sub-Adviser manages to the Sub-Adviser, subject to LFI’s and the Board’s continued oversight.

a.	Before a Sub-Adviser is retained, Compliance will review the proposed Sub-Adviser’s proxy voting procedures and confirm that the Sub-Adviser will vote the proxies in the best interests of the shareholders.

b.	A sub-advised fund of funds will generally vote according to the requirements of funds of funds set out below.

c.	Each quarter, Compliance surveys each Sub-Adviser via a compliance questionnaire, and reviews any reported changes or exceptions to their compliance policies and procedures, including proxy voting. Compliance reviews these reported changes or exceptions and, if material, summarizes them and reports such events to the Board.

d.	During contract renewal of sub-advisory agreements, LFI reviews the Sub-Adviser’s responses to the Section 15(c) information request, which includes pertinent questions relating to the Sub-Adviser’s proxy voting policies and procedures.

B.	Funds of Funds

Structure. A fund of funds invests substantially all of its assets in shares of the other affiliated and/or unaffiliated mutual funds (each an “underlying fund”). Some funds of funds may also invest directly in equity and fixed income securities. A fund of funds’ investment portfolio may be managed by LFI or by a Sub-Adviser.

Mirror Voting. To the extent that an underlying fund, whose shares are held by a fund of funds, solicits a shareholder vote on any matter, LFI or the Sub-Adviser shall vote such shares of the underlying fund in the same proportion as the vote of all other holders of shares of such underlying fund. This type of voting structure is commonly referred to as “mirror voting.”

Direct Investments. To the extent that the fund of funds invests directly in securities other than mutual funds, LFI shall follow the procedures in the “Directly Managed Funds” section above.

C.	Master-Feeder Funds

Structure. In a master-feeder structure, a feeder fund does not buy investment securities directly. Instead, it invests in a master fund which in turn purchases investment securities. Each feeder fund has the same investment objective and strategies as its master fund.

Echo Voting. If a master fund in a master-feeder structure calls a shareholder meeting and solicits proxies, the feeder fund (that owns shares of the master fund) shall seek voting instructions from the feeder fund’s shareholders and will vote proxies as directed. Proxies for which no instructions are received shall be voted in accordance with mirror voting in the same proportion as the proxies for which instructions were timely received from the feeder fund’s shareholders.

Master Fund Holdings. Proxies for the portfolio securities owned by the master fund will be voted pursuant to the master fund’s own proxy voting policies and procedures.

D.	Material Conflicts

Ad Hoc Committee. In the event that LFI identifies a potential material conflict of interest between (i) the Fund and (ii) itself or any LFI-affiliated entity, LFI will advise the CCO of the potential conflict. The CCO then will convene an ad hoc committee which will include, without limitation, the CCO, Legal Counsel and the president of LFI. The ad hoc committee will determine if an actual conflict exists, and if so, how it will vote the proxy in accordance with the Fund’s best interests. The CCO shall report to the Fund’s Board, at its next regularly scheduled meeting, the nature of the conflict, how the proxy vote was cast, and the rationale for the vote.

III.	Exceptions

Not applicable.

IV.	Administration of Procedures

A.       Disclosure

Fund SAI. Each Fund shall include in its SAI a copy or summary of its proxy voting policies and procedures and any Sub-Adviser’s policies and procedures (or a summary of such policies and procedures).

Fund Annual Reports. Each Fund shall disclose in its annual and semi-annual shareholder reports that a description of its proxy voting policies and procedures, including any Sub-Adviser’s policies and procedures, and the Fund’s proxy voting record for the most recent 12 months ended June 30 are available on the SEC website or by calling a specified toll-free telephone number.

Fund Proxy Voting Record on Form N-PX. Each Fund annually will file its complete proxy voting record with the SEC on Form N-PX. Form N-PX shall be filed for the twelve months ended June 30 no later than August 31 of that year. See Enhanced Reporting of Proxy Votes by Registered Management Investment Companies, SEC Rel. No. IC-34745 (Nov. 2, 2022).

V.	Reporting

Compliance will report to the Funds’ Board of Trustees all material proxy voting matters, such as any proposed changes to the proxy voting policy or guidelines and any vote presenting material conflicts of interest.

VI.	Recordkeeping

LFI shall retain the following documents for not less than seven (7) years from the end of the year in which the proxies were voted, the first two (2) years at an on-site location:

a.	Proxy Voting Policies and Procedures;

b.	Proxy voting records (this requirement may be satisfied by a third party who has agreed in writing to do so);

c.	A copy of any document that LFI, or an ad hoc committee convened for purposes of voting proxies, creates that was material in making its voting decision, or that memorializes the basis for such decision; and

d.	A copy of each written request from a client, and any response to the client, for information on how LFI voted the client’s proxies.

Policy Revision Control
Effective Date	August 7, 2024